Exhibit 4.6

THIS WARRANT TO PURCHASE SHARES OF COMMON STOCK (THIS “WARRANT”) AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

PRESBYOPIA THERAPIES, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Holder:	Nordan Limited Partnership

Number of Warrant Shares:	Up to 470,000 Shares

Per Share Exercise Price:	$0.21

Issuance Date:	December 19 , 2020

Void After:	February 27, 2024 (the “Expiration Date”)

Vesting/Exercise Schedule:

282,000 Shares are fully vested and exercisable on the Issuance Date.

188,000 Shares vest and become exercisable on the date of filing by the Company (following successful completion of the Phase 2 clinical trial for the Company’s PRX-100 product for the treatment of presbyopia (“PRX-100”) of a new drug application for PRX-100 with the U.S. Food and Drug Administration.

In addition, all unvested Shares shall vest and become immediately exercisable upon the earlier to occur of (i) a Change of Control (as defined below) or (ii) the Company entering into a license agreement or similar contract with any third party pursuant to which such third party obtains the right to develop, manufacture, distribute, market and/or sell PRX-100.

THIS CERTIFIES THAT, for value received, the Holder set forth above is entitled to subscribe for and purchase from Presbyopia Therapies, Inc., a Delaware corporation (the “Company”) shares of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) as set forth below.

1. Purchase of Shares.

(a) Number of Shares; Vesting and Exercisability. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of shares of Class A Common Stock as set forth above (the “Shares”) at the Per Share Exercise Price set forth above (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 5 hereof. The Shares shall vest and become exercisable as set forth above.

2. Exercise Period. This Warrant shall be exercisable to the extent vested, in whole or in part, during the term commencing on the Issuance Date and ending at 5:00 p.m. pacific time on the Expiration Date (the “Exercise Period”); provided, however, that this Warrant shall no longer be exercisable and shall become null and void upon the consummation of a Change of Control. In the event of a Change of Control, the Company shall notify the Holder at least ten days prior to the consummation of such Change of Control. “Change of Control” shall mean any Deemed Liquidation Event as such term is defined in the Company’s Certificate of Incorporation as in effect from time to time. In the event of a Change of Control, the Company shall notify the Holder at least ten (10) days prior to the consummation of the Corporation Transaction.

3. Method of Exercise.

(a) While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(d) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c) Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant for cash as set forth in Section 3(a) above, the Holder may elect to receive shares equal to the value (as set forth below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election, in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

X =	Y * (A-B)
A

X =	the number of Shares to be issued to the Holder

Y =	the number of Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A =	the fair market value of one Share (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)

(d) As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

(e) Notwithstanding the provisions of Section 2, if the Holder has not exercised this Warrant prior to the closing of a Change of Control, this Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 3(c) above, without any further action on behalf of the Holder immediately prior to such closing.

4. Covenants of the Company.

(a) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters and stock dividends) or other distribution, the Company shall mail to the Holder, at least ten days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(b) Covenants as to Shares. The Company covenants and agrees that all Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable. The Company further covenants and agrees that the Company will at all times during the Exercise Period have authorized and reserved, free from preemptive rights, a sufficient number of shares of its Class A Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes.

5. Adjustment of Exercise Price and Number of Shares. The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide the Shares, by split-up or otherwise, or combine the Shares, or issue additional shares of the Shares as a dividend with respect to any shares of its capital stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 5(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 5(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

6. Holder Representations.

(a) The Holder understands that the Warrant and the Shares issuable upon exercise thereof (collectively, the “Securities”) have not been registered under the Securities Act on the grounds that the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company’s reliance on such exemption is predicated in part on the Holder’s representations set forth herein.

(b) The Holder (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) its financial situation is such that it can afford to bear the economic risk of holding the Securities purchased by it for an indefinite period of time and suffer a complete loss of its investment in the Securities; (iii) its knowledge and experience in financial and business matters, and in particular the evaluation of early stage companies such as the Company, are such that it is capable of evaluating the merits and risks of its purchase of the Securities; and (iv) it understands that the Company has no or a limited financial or operating history, the Securities are a speculative investment which involves a high degree of financial risk, and there is no assurance of any economic, income or tax benefit from such investment.

(c) The Holder understands that the Securities may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In particular, the Holder is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Company. Such information is not now available, the Company has no present plans to make such information available and such information may never be available. The Holder represents that, in the absence of an effective registration statement covering the Securities it will sell, transfer, or otherwise dispose of the Securities only in a manner consistent with its representations set forth herein and then only in accordance with the provisions of hereof and the Bylaws of the Company, as the same may be amended from time to time.

(d) The Holder understands that each instrument and certificate representing the Securities will be endorsed with a legend concerning certain restrictions on the transfer thereof under federal and state securities laws.

(e) The Holder understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for any of the Securities.

(f) No consent, approval or authorization of or designation, declaration or filing with any state, federal, or foreign governmental authority on the part of the Holder because of any special characteristic of such Holder is required in connection with the valid execution and delivery of this Agreement by the Holder, and the consummation by the Holder of the transactions contemplated hereby.

(g) The Company has not provided any tax advice with respect to this Warrant or the disposition of the Shares. The Holder has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this Warrant and the taxation implications of the issuance, exercise, assignment, release, cancellation or any other disposal of this Warrant (each, a “Trigger Event”) and on any subsequent sale or disposition of the Shares. With respect to such matters, the Holder relies solely on such advisors and not on any statements or representations of the Company or any of its agents or representatives. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Holder also is responsible for obtaining independent advice in respect of the taxation indemnity provisions under Section 8 below.

7. Company Representations.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and corporate authority to execute and deliver this Warrant and to carry out the transactions contemplated hereby. The Company has all necessary corporate power and corporate authority to own, operate and lease its properties and to carry out its business.

(b) The execution, delivery and performance of this Warrant by the Company, the fulfillment of and the compliance with the respective terms and provisions hereof and the due consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company.

(c) When executed by the Company, this Warrant will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, rules and laws governing specific performance, injunctive relief and other equitable remedies.

(d) Upon exercise by the Holder and payment of the Exercise Price, the Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

8. Tax Indemnity.

(a) To the extent permitted by law, the Holder hereby agrees to indemnify and keep indemnified the Company and the Company as trustee for and on behalf of any affiliate entity, in respect of any liability or obligation of the Company and/or any affiliate entity to account for income tax or any other taxation provisions under the laws of the Holder’s country or citizenship and/or residence to the extent arising from a Trigger Event or arising out of the acquisition, retention and disposal of the Shares.

(b) The Company shall not be obliged to allot and issue any of the Shares or any interest in the Shares unless and until the Holder has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against any liability the Company has for any amount of, or representing, income tax or any other tax arising from a Trigger Event (the “Warrant Tax Liability”), or the Holder has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Warrant Tax Liability will be recovered from the Holder within such period as the Company may then determine.

9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including, without limitation, the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

11. No Transfer of Warrant. This Warrant and all rights hereunder are not transferable in whole or in part by the Holder to any person or entity without the prior written consent of the Company. Any approved transfer shall be conditioned upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.

12. Governing Law. This Warrant shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware, as to matters within the scope thereof, and the internal laws of the State of Delaware (without reference to conflict of law provisions), as to all other matters.

13. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

14. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

15. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses listed in the Agreement.

16. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

17. Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

18. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

19. Lock-Up Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for up to 180 days from the effective date of such registration plus such additional period, to the extent required by Financial Industry Regulatory Authority (FINRA) rules, as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the public offering.

Signature page follows

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above written,

Presbyopia Therapies, Inc.

By:	/s/ James McCollum
James W. McCollum, President

Agreed and Acknowledged:

Nordan Limited Partnership

By:	Nordan Alaska, LLC, its General Partner

By:	/s/ Helen Nordan
Name:	Helen Nordan
Title:	Manager

NOTICE OF EXERCISE

Presbyopia Therapies, Inc.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

shares of Class A Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

shares of Class A Common Stock via a cashless exercise pursuant to the terms of Section 3(c) of the attached Warrant.

HOLDER:

Name of Holder:

Date:	By:
Name and Title, if entity:

Address:

Name in which shares should be registered: